As filed with the Securities and Exchange Commission on August 17, 2005
Registration No. 333-127375

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CLEAR CHANNEL OUTDOOR HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	7312	74-1787539
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)
200 East Basse Road
San Antonio, Texas 78209
(210) 832-3700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Mark P. Mays
Clear Channel Outdoor Holdings, Inc.
200 East Basse Road
San Antonio, Texas 78209
(210) 832-3700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Daryl L. Lansdale, Jr., Esq. Fulbright & Jaworski L.L.P. 300 Convent Street, Suite 2200 San Antonio, Texas 78205 Telephone: (210) 224-5575 Facsimile: (210) 270-7205	John W. White, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 Telephone: (212) 474-1000 Facsimile: (212) 474-3700
      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum	Amount of
Securities to be Registered	Offering Price(1)(2)	Registration Fee

Class A Common Stock, $0.01 par value per share	$350,000,000	$41,195(3)

(1)	Includes shares to be sold upon exercise of the underwriters’ option to purchase additional shares of Class A common stock. See “Underwriting.”

(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(a) of the Securities Act of 1933, as amended.

(3)	Previously paid.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
          This Amendment No. 1 to Registration Statement of Clear Channel Outdoor Holdings, Inc. is being filed solely to include the delaying amendment legend at the bottom of the cover page of the Registration Statement that was inadvertently omitted from the initial filing. The text of the prospectus included in the initial filing remains unchanged.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      The estimated expenses paid by Clear Channel Outdoor Holdings, Inc. (the “Company”) in connection with the issuance and distribution of the Class A common stock being registered on this Form S-1, other than underwriting discounts and commission, are as follows:

Securities and Exchange Commission registration fee		$41,195
New York Stock Exchange fees		*
Blue sky fees and expenses		*
Printing and engraving fees		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent and registrar fees		*
NASD filing fees		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be filed by amendment

Item 14.	Indemnification of Directors and Officers.
      Section 145 of the General Corporation Law of the State of Delaware provides as follows:
      A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
      A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the

Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
      As permitted by the Delaware General Corporation Law, we have included in our amended and restated certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our amended and restated certificate of incorporation and bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.
      The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto.
      The Master Agreement by and between the company and Clear Channel Communications provides for indemnification by the company of Clear Channel Communications and its directors, officers and employees for certain liabilities, including liabilities under the Securities Act.
      We maintain directors and officers liability insurance for the benefit of our directors and officers.

Item 15.	Recent Sales of Unregistered Securities.
      Not applicable.

Item 16.	Exhibits and Financial Statement Schedules.
      (a) Exhibits

Exhibit
Number		Exhibit Title

1	.1*	Form of Underwriting Agreement.

3	.1*	Form of Amended and Restated Certificate of Incorporation of Clear Channel Outdoor Holdings, Inc.

3	.2*	Form of Amended and Restated Bylaws of Clear Channel Outdoor Holdings, Inc.

4	.1*	Form of Specimen Class A Common Stock certificate of Clear Channel Outdoor Holdings, Inc.

4	.2*	Form of Specimen Class B Common Stock certificate of Clear Channel Outdoor Holdings, Inc.

5	.1*	Opinion of Fulbright & Jaworski L.L.P.

10	.1*	Form of Master Agreement between Clear Channel Outdoor Holdings, Inc. and Clear Channel Communications, Inc.

10	.2*	Form of Registration Rights Agreement between Clear Channel Outdoor Holdings, Inc. and Clear Channel Communications, Inc.

10	.3*	Form of Corporate Services Agreement between Clear Channel Outdoor Holdings, Inc. and Clear Channel Management Services, L.P.

10	.4*	Form of Tax Matters Agreement by and between Clear Channel Outdoor Holdings, Inc. and Clear Channel Communications, Inc.

10	.5*	Form of Employee Matters Agreement between Clear Channel Outdoor Holdings, Inc. and Clear Channel Communications, Inc.

10	.6*	Form of Trademark License Agreement between Clear Channel Outdoor Holdings, Inc. and Clear Channel Communications, Inc.

10	.7*	Subordinated Promissory Note effective January 1, 2003, in the original principal amount of $1.39 billion.

Exhibit
Number		Exhibit Title

10	.8*	Subordinated Promissory Note effective January 1, 2003, in the original principal amount of $73.0 million.

10	.9*	Senior Unsecured Term Promissory Note dated August 2, 2005 in the original principal amount of $2.5 billion.

10	.10*	Form of Stock Incentive Plan of Clear Channel Outdoor Holdings, Inc.

10	.11*	Form of Annual Incentive Plan of Clear Channel Outdoor Holdings, Inc.

21	.1*	Subsidiaries of Clear Channel Outdoor Holdings, Inc.

23	.1**	Form of Consent of Auditor.
23	.2*	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
24	.1**	Powers of Attorney (included in signature page).

*	To be filed by amendment

**	Previously filed
      (b) Financial Statement Schedules
      All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Item 17.	Undertakings.
      The undersigned Registrant hereby undertakes:
      (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.
      (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (3) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
      (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio and State of Texas on August 16, 2005.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.
(Registrant)

By:	/s/ Randall T. Mays

Randall T. Mays

Executive Vice President and

Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Mark P. Mays* Mark P. Mays		Chief Executive Officer and Director (Principal Executive Officer)

/s/ Randall T. Mays Randall T. Mays		Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	August 16, 2005

/s/ L. Lowry Mays* L. Lowry Mays		Director

*By:	/s/ Randall T. Mays Randall T. Mays As Attorney-in-Fact		August 16, 2005

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